Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and between

NATIONAL RESEARCH CORPORATION,
as Borrower,

and

FIRST NATIONAL BANK OF OMAHA,
as Lender

______________________________

Dated as of May 28, 2020

______________________________

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 28, 2020, is made and entered into by and between NATIONAL RESEARCH CORPORATION, a Wisconsin corporation (“Borrower”), and FIRST NATIONAL BANK OF OMAHA, a national banking association (“Lender”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to that certain Credit Agreement, dated as of April 18, 2018 (as amended or modified from time to time prior to the Effective Date, the “Existing Credit Agreement”);

WHEREAS, Borrower and Lender desire to amend and restate the Existing Credit Agreement to provide for loans and other financial accommodations to the Credit Parties and to make certain other amendments and modifications to the Existing Credit Agreement, all as more fully set forth herein; and

WHEREAS, subject to and upon the terms and conditions set forth herein, Lender is willing to amend and restate the Existing Credit Agreement and make available to Borrower the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

Section 1     Amount and Terms of Credit.

1.01.     The Commitments.

(a)     Subject to and upon the terms and conditions set forth herein, Lender agrees to make, at any time and from time to time on or after the Effective Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) may be repaid and reborrowed in accordance with the provisions hereof, and (iii) shall not exceed in aggregate principal amount at any time the Revolving Loan Commitment.

(b)     On the date hereof, the principal amount outstanding under the Repurchase Term Loan (as defined in the Existing Credit Agreement) made pursuant to the Existing Credit Agreement is $33,002,068.79. Such amount shall be deemed to be outstanding as the repurchase term loan under this Agreement (the “Repurchase Term Loan”), and shall be subject to all the terms and conditions stated in this Agreement. The Repurchase Term Loan is fully funded and non-revolving and amounts repaid may not then be reborrowed.

(c)     Subject to and upon the terms and conditions set forth herein, Lender agrees to make, on or after the Effective Date and prior to the Delayed Draw-Down Term Loan Maturity Date, one or more term loans (each a “Delayed Draw-Down Term Loan” and collectively, the “Delayed Draw-Down Term Loans”) which Delayed Draw-Down Term Loans (i) shall be denominated in Dollars, (ii) shall not be revolving and amounts repaid may not then be reborrowed, and (iii) shall not exceed in aggregate principal amount at any time the Delayed Draw-Down Term Loan Commitment.

1.02.     Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Revolving Loans or Delayed Draw-Down Term Loans shall not be less than the Minimum Borrowing Amount applicable to such Loans.

1.03.     Notice of Borrowing.

(a)     Whenever Borrower desires to incur Delayed Draw-Down Term Loans or the Repurchase Term Loan hereunder, an Authorized Officer shall give Lender at the Notice Office at least three Business Days’ prior notice of each Loan to be incurred hereunder by Notice of Borrowing (as defined below) and any such notice shall be deemed to have been given on a certain day only if given before 3:00 P.M. (Omaha time) on such day, provided that Lender may in its discretion elect to accept as timely requests that are received after 3:00 P.M. (Omaha time) on the applicable Business Day.

(b)     Whenever Borrower desires to incur Revolving Loans hereunder, except as provided in Section 1.03(d), an Authorized Officer shall give Lender at the Notice Office at least the same day of such proposed Borrowing, a Notice of Borrowing for such Revolving Loan to be incurred hereunder and any such notice shall be deemed to have been given on a certain day only if given before 12:00 P.M. (Omaha time) on such day, provided that Lender may in its discretion elect to accept as timely requests that are received after 12:00 P.M. (Omaha time) on the applicable Business Day.

(c)     Each such notice described in Section 1.03(a) or Section 1.03(b) (each a “Notice of Borrowing”) shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing (provided, that at Lender’s election the failure to provide written confirmation will not affect the validity of the request), in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, and (ii) the date of such Borrowing (which shall be a Business Day).

(d)     Notwithstanding anything to the contrary in this Section 1.03, Borrower hereby requests and authorizes Lender, without any other request or authorization therefor from Borrower and without notice to Borrower and subject to the terms and conditions set forth in this Agreement, make a Revolving Loan at the end of any day in which Borrower shall have an overdraft (negative ledger balance) in the Primary Concentration Account (after crediting all deposits received in immediately available funds and debiting all withdrawals made and checks presented against the Primary Concentration Account and honored by Lender as of such date), which Revolving Loan shall be in the amount of the negative ledger balance and shall be deposited in the Primary Concentration Account. A Notice of Borrowing shall not be required in connection with a Revolving Loan made by Lender to cover any negative ledger balance amount on a day-to-day basis as set forth in the preceding sentence.

(e)     Without in any way limiting the obligation of Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, Lender may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by Lender in good faith to be from an Authorized Officer of Borrower, prior to receipt of written confirmation. Borrower agrees that Lender’s record of any telephonic notice of such Borrowing or prepayment of the Loans, as the case may be, will be binding on Borrower absent manifest error.

1.04.     Disbursement of Funds. No later than 1:00 P.M. (Omaha time) on the date specified in each Notice of Borrowing, Lender will make available such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds by deposit into the Primary Concentration Account, or as otherwise directed by Borrower.

1.05.     Notes.

(a)     Borrower’s obligation to pay the principal of, and interest on, the Loans made by Lender shall be evidenced in the books and records maintained by Lender and shall, if requested by Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (the “Revolving Note”), (ii) in the case of the Repurchase Term Loan, by a promissory note duly executed and delivered by Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Repurchase Term Loan Note”), and (iii) in the case of Delayed Draw-Down Term Loans, by a promissory note duly executed and delivered by Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Delayed Draw-Down Term Loan Note”).

(b)     In accordance with Section 12.15, Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof (and such records will be conclusive and binding on the parties absent manifest error) and prior to any transfer of any of its Notes may endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect Borrower’s obligations in respect of such Loans.

1.06.     Interest.

(a)     Repurchase Term Loan. Interest will accrue in respect of the unpaid principal amount of the Repurchase Term Loan from the date of Borrowing thereof until the maturity date thereof (whether by acceleration or otherwise), at a fixed rate per annum equal to five percent (5.00%).

(b)     Revolving Loans / Delayed Draw-Down Term Loans. The interest rate applicable to Revolving Loans and Delayed Draw-Down Term Loans is subject to change from time to time based on changes in an independent index which is the London Interbank Offered Rate (commonly known as “LIBOR”) for U.S. Dollar Deposits published by the Wall Street Journal as the “One (1) Month LIBOR Rate” (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each first (1st) day of every month during the term of this Agreement. The interest rate will be adjusted and determined without notice to Borrower using the Index as of the date that is two (2) London Banking Days prior to each interest rate change date. “London Banking Day” means any day, other than a Saturday or Sunday, on which commercial banking institutions in London, England, are generally open for business. At Lender’s option, the Index and/or the interest rate may be rounded upwards to the next higher one one-hundredth of one percent (0.01%). If at any time the Index is less than zero, then it shall be deemed to be zero for the purpose of calculating the interest rate on Revolving Loans and the Delayed Draw-Down Term Loans. Interest will accrue on the unpaid principal balance of any Revolving Loan or Delayed Draw-Down Term Loan from the date of each Borrowing thereunder (i.e., a “Revolving Loan Effective Date” or a “Delayed Draw-Down Term Loan Effective Date”) and will be calculated as described in Section 12.07(b) using a rate of two and one-quarter of one percent percentage points (2.25%) over the Index. If at any time Lender determines (which determination shall be conclusive absent manifest error) that (A) the Index is or will be no longer available, either because (1) the Index is not being quoted or published, (2) any relevant agency or authority has announced that the Index will no longer be published or is no longer representative or (3) any similar circumstance exists such that the Index has or will become unavailable or ceased to exist or (B) similar loans are being documented to incorporate or adopt a new benchmark interest rate to replace the Index, then Lender may, in its sole discretion, replace the Index with a successor rate (which may include a successor index and a spread adjustment), taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority and evolving or prevailing market conventions. In connection with the selection and implementation of any such replacement rate, Lender may make any technical, administrative or operational changes that Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate. Lender does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, the Index or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, the Index.

(c)     During the continuance of an Event of Default, principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2.00% in excess of the rate then borne by such Loans and interest that accrues under this Section 1.06(c) shall be payable on demand.

1.07.     Increased Costs. If any Change in Law after the Effective Date shall (i) change the basis of taxation of payment to Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for (x) Indemnified Taxes, (y) taxes described in Section 4.04(a), and (z) Connection Income Taxes) or (ii) change official reserve or similar requirements (except any reserve requirements reflected in calculating the Index) that has the effect of increasing the amount of capital or liquidity required or expected to be maintained by Lender or any corporation controlling Lender based on the existence of the Commitments or Loans hereunder or its obligations hereunder, then, in any such event, Lender shall promptly give notice (by telephone promptly confirmed in writing) to Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts. Thereafter, Borrower agrees to pay to Lender, upon Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Lender in its reasonable discretion shall determine) as shall be required to compensate Lender for such increased costs or reductions in the rate of return to Lender. In determining such additional amounts, Lender will act reasonably and in good faith and will use calculation methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.07 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

1.08.     Compensation. Borrower agrees to compensate Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, liabilities and reasonable expenses (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by Lender to fund the Loans but excluding loss of anticipated profits) which Lender may sustain: (i) if for any reason (other than as a result of a default by Lender) a Borrowing of Revolving Loan or Delayed Draw-Down Term Loan does not occur on a date specified therefor in a Notice of Borrowing; (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) occurs on a date which is not the last day of a LIBOR interest period with respect thereto; or (iii) Borrower fails to repay any Loan when required by the terms of this Agreement or any Note held by Lender. Lender’s determination of compensation owing to it under this Section 1.08 shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

Section 2     [Reserved].

Section 3     Commitment Commission; Fees; Reductions of Commitment.

3.01.     Fees.

(a)     Borrower agrees to pay to Lender a non-use fee, for the period from the Effective Date through and including the Revolving Loan Maturity Date (or such earlier date on which the Revolving Loan Commitment has been terminated), at the rate of 20 basis points (.20%) per annum of the average daily unused amount of the Revolving Loan Commitment for the applicable period. For purposes of calculating usage under this Section, the Revolving Loan Commitment shall be deemed used to the extent of the aggregate principal amount of all outstanding Revolving Loans. Such non-use fee shall be payable in arrears on the first day of each full fiscal quarter occurring after the Effective Date and on the Revolving Loan Maturity Date (or such earlier date on which the Revolving Loan Commitment has been terminated) for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

(b)     Borrower agrees to pay to Lender a non-use fee, for the period from Effective Date through and including the Delayed Draw-Down Term Loan Maturity Date (or such earlier date on which the Delayed Draw-Down Term Loan Commitment has been terminated), at the rate of 20 basis points (.20%) per annum of the average daily unused amount of the Delayed Draw-Down Term Loan Commitment for the applicable period. For purposes of calculating usage under this Section, the Delayed Draw-Down Term Loan Commitment shall be deemed used to the extent of the aggregate principal amount of all outstanding Delayed Draw-Down Term Loans. Such non-use fee shall be payable in arrears on the first day of each full fiscal quarter occurring after the Effective Date and on the Delayed Draw-Down Term Loan Maturity Date (or such earlier date on which the Total Delay Draw-Down Term Loan Commitment has been terminated) for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

Section 4     Prepayments; Payments; Taxes.

4.01.     Voluntary Prepayments.

(a)     Borrower shall have the right to prepay the Delayed Draw-Down Term Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) Borrower shall give Lender prior to 12:00 P.M. (Omaha time) at the Notice Office at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing, provided, that, at Lender’s election, the failure to provide written confirmation will not affect the validity of the notice) of its intent to prepay such Loans, which notice (in each case) shall specify whether Delayed Draw-Down Term Loans shall be prepaid and the amount of such prepayment; and (ii) each partial prepayment of Delayed Draw-Down Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $10,000 (or such lesser amount as is acceptable to Lender). Each notice delivered by Borrower pursuant to this Section 4.01(a) shall be irrevocable, provided that a notice of prepayment of any Delayed Draw-Down Term Loans then outstanding may state that such notice is conditioned upon the receipt of proceeds from the incurrence or issuance of Indebtedness or equity interests or the effectiveness of other credit facilities. Notwithstanding the foregoing, in the event the prepayment of any Delayed Draw-Down Term Loan is directly or indirectly financed with proceeds from a third-party financing source other than Lender, concurrently with the prepayment of such Delayed Draw-Down Term Loan under this Section 4.01(a), Borrower will pay to Lender a prepayment fee equal to one percent (1.00%) of the principal amount so repaid.

(b)     Borrower shall have the right to prepay the Repurchase Term Loan, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) Borrower shall give Lender prior to 12:00 Noon (Omaha time) at the Notice Office at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing, provided, that, at Lender’s election, the failure to provide written confirmation will not affect the validity of the notice) of its intent to prepay such Loans, which notice (in each case) shall specify, the amount of such prepayment; and (ii) each partial prepayment of the Repurchase Term Loan pursuant to this Section 4.01(b) shall be in an aggregate principal amount of at least $50,000 (or such lesser amount as is acceptable to Lender). Each notice delivered by Borrower pursuant to this Section 4.01(b) shall be irrevocable, provided that a notice of prepayment of Repurchase Term Loan then outstanding may state that such notice is conditioned upon the receipt of proceeds from the incurrence or issuance of Indebtedness or equity interests or the effectiveness of other credit facilities. Notwithstanding the foregoing, in the event the prepayment of the Repurchase Term Loan is directly or indirectly financed with proceeds from a third-party financing source other than Lender, concurrently with the prepayment under this Section 4.01(b), Borrower will pay to Lender a prepayment fee equal to one percent (1.00%) of the principal amount so repaid.

(c)     Borrower shall have the right to prepay the Revolving Loans, without premium or penalty, in the whole or in part at any time during normal banking hours and from time to time without prior written notice to Lender.

4.02.     Repayments of Principal and Interest on the Loans.

(a)     Revolving Loans.

(i)     Accrued interest on the aggregate principal amount outstanding under the Revolving Loans will be payable on the first (1st) day of the first full month following any Revolving Loan Effective Date, and on the first (1st) day of each succeeding month thereafter through and including the Revolving Loan Maturity Date or such earlier date on which the Revolving Loan Commitment has been terminated.

(ii)     On the Revolving Loan Maturity Date, or such earlier date on which the Revolving Loan Commitment has been terminated, the aggregate outstanding principal balance of the Revolving Loans and all accrued interest thereon shall be repaid in full.

(iii)     Notwithstanding the foregoing, on any day on which the sum of the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), exceeds the Revolving Loan Commitment at such time, Borrower shall prepay not later than the next Business Day the principal of Revolving Loans in an amount equal to such excess.

(b)     Repurchase Term Loan.

(i)     For the period from the Effective Date and continuing thereafter through and including the Repurchase Term Loan Maturity Date, equal principal and interest payments each in an amount sufficient to fully amortize the principal balance of the Repurchase Term Loan and interest thereon over a period of seven (7) years will be payable on the first (1st) day of each full month through and including the Repurchase Term Loan Maturity Date. The parties hereto acknowledge and agree that the payment of principal of the Repurchase Term Loan due and owing on May 1, 2020 pursuant to the terms of the Existing Credit Agreement shall be deferred and constitute the first payment due pursuant to this Section 4.02(b), provided that interest shall continue to accrue on such amount. Such deferral is not intended to supersede, waive, reduce, restrict or otherwise affect the terms of this Agreement or any other Credit Document and the rights of Lender hereunder and thereunder.

(ii)     On the Repurchase Term Loan Maturity Date the outstanding principal balance of the Repurchase Term Loan and all accrued interest thereon shall be repaid in full.

(c)     Delayed Draw-Down Term Loan.

(i)     For the period beginning on the first (1st) day of the first full month following a Delayed Draw-Down Term Loan Effective Date and continuing thereafter through and including the Delayed Draw-Down Term Loan Maturity Date, equal principal and interest payments in an amount sufficient to fully amortize the principal balance of such Delayed Draw-Down Term Loan and interest thereon over a period of seven (7) years.

(ii)     On the Delayed Draw-Down Loan Maturity Date, the aggregate outstanding principal balance of the Delayed Draw-Down Term Loans and all accrued interest thereon shall be repaid in full.

Notwithstanding anything in this Agreement to the contrary, whenever increases occur in the interest rate, Lender, at its option, increase Borrower’s payments to cover accruing interest.

4.03.     Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to Lender not later than 12:00 Noon (Omaha time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04.     Taxes.

(a)     Payments Free of Taxes. All payments made by Borrower under any Credit Document will be made without setoff, counterclaim or other defense. Except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (the foregoing, together with all interest, penalties or similar liabilities with respect thereto, being referred to collectively as “Indemnified Taxes”).

(b)     Evidence of Payments. Borrower will furnish to Lender as soon as practicable after request from Lender after the date on which the payment of any Indemnified Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower or other documentation reasonably satisfactory to Lender.

(c)     Indemnification by Borrower. Borrower agrees to indemnify and hold harmless Lender and reimburse Lender upon its written request, for the amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.04) so levied or imposed and payable by Lender whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)     Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(e)     Survival. Each party’s obligations under this Section 4.04 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 5     Conditions Precedent to the Effective Date. The occurrence of the Effective Date pursuant to Section 12.10 and the obligation of Lender to make Loans on the Effective Date, are subject to the satisfaction of the following conditions:

5.01.     Execution of Agreement; Notes. On or prior to the Effective Date, (i) this Agreement shall have been executed and delivered as provided in Section 12.10 and (ii) there shall have been delivered to Lender the Revolving Note, the Repurchase Term Loan Note, and the Delayed Draw-Down Term Loan Note executed by Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02.     Officer’s Certificate. On the Effective Date, Lender shall have received a certificate, dated the Effective Date and signed on behalf of Borrower by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of Borrower, certifying on behalf of Borrower that all of the conditions in Sections 5.05, 5.06, 5.07 and 6.01 have been satisfied on such date.

5.03.     Opinions of Counsel. On the Effective Date, Lender shall have received from counsel to Borrower an opinion addressed to and dated the Effective Date, in form and substance reasonably satisfactory to Lender.

5.04.     Corporate Documents; Proceedings; Etc.

(a)     On the Effective Date, Lender shall have received a certificate from Borrower, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of Borrower, and attested to by the secretary, any assistant secretary, the general counsel or any vice president of Borrower, substantially in the form of Exhibit C with appropriate insertions, which shall be in form and substance reasonably acceptable to Lender, together with copies of the certificate of incorporation and by-laws of Borrower and the resolutions of Borrower referred to in such certificate, which resolutions shall be in form and substance reasonably acceptable to Lender.

(b)     On the Effective Date, Lender shall have received a good standing certificate (or equivalent document) of Borrower from the relevant office in Borrower’s jurisdiction of organization (to the extent relevant, customary and available in the jurisdiction of organization of Borrower) dated as of a recent date prior hereto.

5.05.     Adverse Change, Approvals.

(a)     Since December 31, 2019, there shall have been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(b)     On or prior to the Effective Date, Lender shall have received true, correct and complete copies of all documents relevant to the Transaction, as determined in Lender’s reasonable discretion, and all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction (and the payment of all fees, costs and expenses in connection therewith) and the other transactions contemplated hereby shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which, in the reasonable judgment of Lender, restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

(c)     On the Effective Date, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein.

5.06.     Litigation. On the Effective Date, no litigation by any entity (private or governmental) shall be pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened with respect to this Agreement or any other Credit Document or any documentation executed in connection herewith or therewith, or with respect to the Transaction that has had, or could reasonably be expected to have, a Material Adverse Effect.

5.07.     Financial Covenants. As of December 31, 2019, Borrower shall be in compliance with the financial covenants contained in Sections 9.08 and 9.09 on a Pro Forma Basis as if any Borrowing on the Effective Date had occurred on December 31, 2019 (without netting the proceeds of any Borrowing on the Effective Date).

5.08.     Interest. Borrower shall pay to Lender accrued interest on the Repurchase Term Loan that was due and payable as of May 1, 2020 pursuant to the terms of the Existing Credit Agreement in the amount of $137,508.62.

5.09.     Subsidiaries Guaranty. On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Amended and Restated Subsidiaries Guaranty in the form of Exhibit D (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

5.10.     Security Agreement. On the Effective Date, Borrower shall have duly authorized, executed and delivered the amendment to the Security Agreement among Borrower, the other guarantors from time to time party thereto, and Lender, dated April 18, 2018 (as amended, modified or supplemented from time to time, the “Security Agreement”), and the Security Agreement shall remain in full force and effect.

5.11.     [Reserved.]

5.12.     Financial Statements. On or prior to the Effective Date, Lender shall have received true and correct copies of the historical consolidated financial statements referred to in Section 7.05(a) (including through filing such information electronically with the SEC’s EDGAR system).

5.13.     Solvency Certificate. On the Effective Date, Lender shall have received a solvency certificate from the chief financial officer of Borrower in the form of Exhibit E.

5.14.     [Reserved.]

5.15.    Fees, Etc. On the Effective Date, all costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby, payable to the Lender (and its Affiliates) or otherwise payable in respect of the Transaction shall have been paid by Borrower to the extent due and, in the case of expenses, invoiced.

5.16.     Shareholders’ Agreements; Management Agreements; Tax Sharing Agreements; and Existing Indebtedness Agreements. On or prior to the Effective Date, there shall have been delivered to Lender true and correct copies of the following documents; provided, that the filing of any such document with the Securities and Exchange Commission shall be deemed to satisfy the delivery requirements of this Section 5.16:

(a)     all agreements entered into by Borrower or any of its Subsidiaries governing the terms and relative rights of such Person’s equity interests and any agreements entered into by such Person’s shareholders relating to any such entity with respect to its equity interests that will remain in place after giving effect to the Transaction (collectively, the “Shareholders’ Agreements”);

(b)     all material agreements with members of, or with respect to, the management of Borrower or any of its Subsidiaries that will remain in place after giving effect to the Transaction (collectively, the “Management Agreements”);

(c)     all tax sharing, tax allocation and other similar agreements entered into by Borrower or any of its Subsidiaries that will remain in place after giving effect to the Transaction (collectively, the “Tax Sharing Agreements”); and

(d)     all agreements evidencing or relating to Indebtedness of Borrower or any of its Subsidiaries (other than with respect to Capitalized Lease Obligations) which are to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”);

all of which Shareholders’ Agreements, Management Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to Lender and shall be in full force and effect on the Effective Date.

Section 6     Conditions Precedent to All Credit Events. The obligation of Lender to make Loans (including Loans made on the Effective Date) are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01.     No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality in which case they shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02.     Notice of Borrowing. Prior to the making of each Loan, Lender shall have received a Notice of Borrowing meeting the requirements of Section 1.03(c).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Borrower to Lender that all the conditions specified in Section 5 or Section 6.01 and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be in form and substance reasonably satisfactory to Lender.

Section 7     Representations, Warranties and Agreements. In order to induce Lender to enter into this Agreement and to make the Loans as provided herein, Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the representations and warranties contained in this Section 7 are true and correct in all material respects (except for those representations and warranties that are qualified by materiality in which case they shall be true and correct in all respects) on and as of the Effective Date and with the same effect as though such representations and warranties had been made on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.01.     Organizational Status. Each Credit Party (a) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except in the case of this clause (c) as could not reasonably be expected to have a Material Adverse Effect.

7.02.     Power and Authority. Each Credit Party has the organizational power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary organizational action to authorize the execution, delivery and performance by it of each of such Credit Documents. Borrower has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03.     No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation (including, without limitation, any Health Care Law) or any order, writ, injunction or decree of any court or governmental instrumentality, (b) (i) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument or (ii) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which Borrower or any of its Subsidiaries is a party or by which it or any its property or assets is bound (including, without limitation, from and after the execution and delivery thereof, any Permitted Subordinated Debt Documents), or (c) will violate any provision of the certificate of incorporation or by-laws of Borrower, except to the extent that such contravention, conflict or violation described in clauses (a) – (c) could not reasonably be expected to result in a Material Adverse Effect.

7.04.     Approvals. No order, consent, approval or authorization with, by, or from any governmental or public body or authority is required to be obtained or made by, or on behalf of, Borrower or any of its Subsidiaries in connection with, (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except for those that have been obtained or made and are in full force and effect.

7.05.     Financial Statements; No Material Adverse Effect.

(a)     The audited consolidated balance sheet of Borrower and its Subsidiaries, and the related audited consolidated statements of income, cash flows and retained earnings of Borrower and its Subsidiaries for the fiscal year ended December 31, 2019, copies of which have been furnished to Lender prior to the Effective Date (including through filing such information electronically with the SEC’s EDGAR system), present fairly in all material respects the consolidated financial position of Borrower and its Subsidiaries at the respective dates of such balance sheets and the consolidated results of the operations of Borrower for the respective periods covered thereby. The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied.

(b)     On and as of the Effective Date and after giving effect to the Transaction and after giving effect to all Indebtedness (including the Loans) being issued, incurred or assumed by Borrower in connection therewith, (i) the sum of the assets, at a fair valuation, of Borrower and its Subsidiaries, taken as a whole, will exceed its debts, (ii) Borrower and its Subsidiaries taken as a whole have not incurred and do not intend to incur, debts beyond Borrower’s and its Subsidiaries’ ability, taken as a whole, to pay such debts as such debts mature, and (iii) Borrower and its Subsidiaries, taken as a whole, will have sufficient capital with which to conduct their business. For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For the avoidance of doubt, the determination of the value of the assets of Borrower and its Subsidiaries includes intangible assets including goodwill and going concern value.

(c)     [Reserved].

(d)     Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.06.     Litigation. Except as previously disclosed to Lender, on the Effective Date, there are no actions, suits or proceedings pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened (a) with respect to any Credit Document or (b) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.07.     True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower and its Subsidiaries in writing to Lender (including, without limitation, all information contained in the Credit Documents, but excluding, for the avoidance of doubt, any forward-looking information and information of a general economic nature and general information about Borrower’s industry) for purposes of or in connection with this Agreement and the other Credit Documents, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Lender does not or will not, when furnished, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, taken as a whole, not materially misleading, in light of the circumstances under which such information was provided.

7.08.     Margin Regulations. No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or conflict with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09.     Tax Payments. Borrower and each of its Subsidiaries have paid all taxes and assessments payable by it which have become due, other than (i) those for which the failure to pay could not reasonably be expected to have a Material Adverse Effect and (ii) those being contested in good faith and adequately disclosed and fully provided for on the financial statements of Borrower and its Subsidiaries in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Borrower, threatened by any authority regarding any taxes relating to Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.10.     Compliance with ERISA.

(a)     Except as would not reasonably be expected to have a Material Adverse Effect, (i) each ERISA Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code and (ii) each ERISA Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received or can otherwise rely upon a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code. As of the Effective Date, neither Borrower nor any of its Subsidiaries or ERISA Affiliates has ever maintained or contributed to, or had any obligation to maintain or contribute to (or borne any liability with respect to) any “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is a “multiemployer plan,” within the meaning of Section 3(37) of ERISA, or that is subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA or subject to Title IV of ERISA. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: all contributions required to be made with respect to an ERISA Plan have been timely made; neither Borrower nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability) to or on account of an ERISA Plan pursuant to Section 409, 502(i), 502(l), 515, 4204 or 4212 of ERISA or Section 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any ERISA Plan; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any ERISA Plan (other than routine claims for benefits) is pending, expected or, to the knowledge of Borrower, threatened which, if adversely determined, could reasonably be expected to result in a liability to Borrower or any of its Subsidiaries; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Borrower or any of its Subsidiaries or ERISA Affiliates has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Borrower or any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any ERISA Plan; and Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them.

(b)     Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and neither Borrower nor any of its Subsidiaries have incurred any material obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, which taken as a whole are reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by a material amount.

7.11.     Priority of Liens. All Liens of Lender in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Lender’s Liens.

7.12.     Properties. Borrower and each of its Subsidiaries have good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it and used in the ordinary course of its business, except for Permitted Liens and such defects in title as could not reasonably be expected to have a Material Adverse Effect.

7.13.     Capitalization. On the Effective Date, the authorized capital stock of Borrower consists of (a) 60,000,000 shares of common stock, par value $0.001 per share (“Borrower Common Stock”), and (b) 2,000,000 shares of preferred stock, par value $0.01 per share. All outstanding shares of the capital stock of Borrower have been duly and validly issued and are fully paid and non-assessable. Except as disclosed from time to time in Borrower’s filings with the Securities and Exchange Commission or as otherwise disclosed in writing to Lender, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, or phantom rights or share repurchase plans relating to the capital stock of Borrower.

7.14.     Subsidiaries; Etc.

(a)     Borrower has no Subsidiaries other than (i) those Subsidiaries listed on Schedule I (which Schedule identifies (x) the direct owner of each such Subsidiary on the Effective Date and Borrower’s percentage ownership therein and (y) each Wholly-Owned Subsidiary) and (ii) new Subsidiaries created or acquired after the Effective Date in accordance with the terms of this Agreement.

(b)     Schedule I also sets forth, as of the Effective Date, the exact legal name of each Borrower and each of its Subsidiaries, the type of organization of such Subsidiary, whether or not such Subsidiary is a registered organization (within the meaning of the Nebraska UCC), the jurisdiction of organization of such Subsidiary, the location (within the meaning of the Nebraska UCC) of such Subsidiary, and the organizational identification number (if any) of such Subsidiary. All outstanding shares of the capital stock of Borrower’s Subsidiaries have been duly and validly issued and are fully paid and non-assessable. Except as set forth on Schedule II, no Subsidiary has any outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except for options, rights or warrants that have been issued or may be issued from time to time to purchase shares of Borrower Common Stock.

7.15.     Compliance with Statutes, Etc. Borrower and each of its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable Health Care Laws and statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16.     Investment Company Act. Neither Borrower nor any of its Subsidiaries are an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.17.     Environmental Matters.

(a)     Borrower and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Borrower, threatened Environmental Claims against Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Borrower or any of its Subsidiaries but no longer owned, leased or operated by Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Borrower or any of its Subsidiaries but no longer owned, leased or operated by Borrower or any of its Subsidiaries) or, to the knowledge of Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)     To the knowledge of Borrower, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Borrower or any of its Subsidiaries, or, to the knowledge of Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim against Borrower or any of its Subsidiaries.

(c)     Notwithstanding anything to the contrary in this Section 7.17, the representations and warranties made in this Section 7.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and non-compliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.18.     Labor Relations. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Subsidiaries or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries and (c) no union representation question exists with respect to the employees of Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.19.     Intellectual Property, Etc. Each of Borrower and its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business in all material respects, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.20.     Indebtedness. Schedule III sets forth a true and complete list of all Indebtedness (including Contingent Obligations, but excluding the Loans) of Borrower and its Subsidiaries as of the Effective Date (the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof as of May 15, 2020, and the name of Borrower and any Credit Party or any Subsidiaries which directly or indirectly guarantees such Indebtedness.

7.21.     Insurance. Schedule IV sets forth a true and complete listing of the material insurance policies maintained by Borrower and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.22.     Subordination. After the execution and delivery thereof, each Permitted Subordinated Debt Document is enforceable against Borrower and the holders of the Permitted Subordinated Debt evidenced thereby, and all Obligations hereunder and under the other Credit Documents are within the definition of “Senior Debt” (or any relevant similar term) included in the subordination provisions of such Permitted Subordinated Debt Documents.

7.23.     Anti-Corruption Laws and Sanctions. Borrower, its Subsidiaries and, to the knowledge of Borrower, their respective officers, employees, and directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Borrower or, to the knowledge of Borrower, any Subsidiary thereof, any of their respective directors, officers or employees, or (ii) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or issuance of a Letter of Credit will violate Anti-Corruption Laws or applicable Sanctions.

7.24.     EEA Financial Institutions. Borrower is not an EEA Financial Institution.

Section 8     Affirmative Covenants. Borrower hereby covenants and agrees that on and after the Effective Date and until the Commitments have terminated and the Loans, Notes and Fees and all other Obligations (other than indemnities described in this Agreement and the other Credit Documents which are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01.     Information Covenants. Borrower will furnish to Lender:

(a)     Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Borrower, (i) the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related unaudited consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of Borrower that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)     Annual Financial Statements. Within 90 days after the close of each fiscal year of Borrower, (i) the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by KPMG or other independent certified public accountants of recognized national standing, together with a report of such accounting firm (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)     Management Letters. To the extent not otherwise included in Borrower’s applicable Form 10K or Form 10Q filed with the SEC, promptly after Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d)     Forecast. No later than 90 days following the first day of each fiscal year of Borrower, a rolling four-quarter “run-rate” forecast in form reasonably satisfactory to Lender for each of the four quarterly accounting periods of such fiscal year prepared in detail; provided, however, that Borrower shall not be required to deliver such forecast for the fiscal year ending on December 31, 2020, unless requested by Lender, in which event, Borrower shall deliver such forecast within 15 days after Lender’s request.

(e)     Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of Borrower in the form of Exhibit F (a “Compliance Certificate”) certifying on behalf of Borrower that, to such officer’s knowledge after due inquiry, (i) no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and (ii) each of the representations and warranties contained in the Credit Agreement and the other Credit Documents is true and correct in all material respects (except for those representations and warranties that are qualified by materiality in which case they shall be true and correct in all respects) as of the date thereof, except to the extent that any such representation and warranty by its terms is made as of a specified date, in which case any such representation or warranty is true and correct in all material respects only as of such specified date, which certificate shall (x) set forth in reasonable detail the calculations required to establish whether Borrower and its Subsidiaries were in compliance with the provisions of Sections 9.08 and 9.09 at the end of such fiscal quarter or year, as the case may be and (y) with respect to the annual financial statements provided for in Section 8.01(b), list all Subsidiaries of Borrower as of the end of such year, provided, however, such list of Subsidiaries may be delivered electronically and shall be deemed to have been delivered on the date on which such information is posted on Borrower’s website or filed electronically with the SEC’s EDGAR system.

(f)     Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after the chief executive officer or chief financial officer of Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or results in uninsured liability to Borrower or any of its Subsidiaries in excess of $3,000,000 or (y) with respect to any Credit Document, or (iii) any violation or asserted violation (by written notice to Borrower or any Subsidiary) of any law, rule or regulation, or any other event, change or circumstance, in each case, that has or could reasonably be expected to have, a Material Adverse Effect.

(g)     Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Permitted Subordinated Debt or any other material Indebtedness pursuant to the terms of the documentation governing such Indebtedness; provided that so long as Borrower is a reporting company, the posting to the SEC’s website (www.sec.gov/edgar) of financial statements or other information required by this Section 8.01 shall be deemed to satisfy the delivery requirement of such information under this Section 8.01.

(h)     Environmental Matters. Promptly after Borrower’s chief executive officer or chief financial officer obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)     any pending or threatened Environmental Claim against Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by Borrower or any of its Subsidiaries;

(ii)     any condition or occurrence on or arising from any Real Property owned, leased or operated by Borrower or any of its Subsidiaries that (a) results in noncompliance by Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Subsidiaries or any such Real Property;

(iii)     any condition or occurrence on any Real Property owned, leased or operated by Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)     the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Borrower shall deliver to each Lender all written notices received by Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Borrower’s or such Subsidiary’s response thereto.

(i)     [Reserved].

(j)     Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Borrower or any of its Subsidiaries as Lender may reasonably request.

8.02.     Books, Records and Inspections. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts that contain full, true and correct entries which permit the preparation of financial statements in accordance with generally accepted accounting principles and which conform in all material respects to all requirements of law. Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of Lender to visit and inspect, under guidance of officers of Borrower or such Subsidiary, any of the properties of Borrower or such Subsidiary, and to examine the books of account of Borrower or such Subsidiary and discuss the affairs, finances and accounts of Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent Lender may reasonably request.

8.03.     Maintenance of Property; Insurance. Borrower will, and will cause each of its Subsidiaries to, (a) keep all property necessary to the business of Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear and casualty and dispositions in accordance with Section 9.02 excepted, (b) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Borrower and its Subsidiaries, and (c) deliver from time to time upon request of Lender, in form and substance satisfactory to Lender, certificates evidencing Borrower’s and its Subsidiaries’ maintenance of all insurance required by this Section 8.03, including, but not limited to such originals or copies as Lender may request of certificates of insurance, riders and endorsements relating to such insurance.

8.04.     Existence; Franchises. Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (a) sales of assets and other transactions by Borrower or any of its Subsidiaries in accordance with Section 9.02 or (b) the withdrawal by Borrower or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05.     Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to Health Care Laws, Anti-Corruption Laws, and environmental standards and controls), except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06.     Compliance with Environmental Laws.

(a)     Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Borrower (i) will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Borrower or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, (ii) will keep or cause to be kept all such Real Property free and clear of any Liens (other than Permitted Liens) imposed pursuant to such Environmental Laws, and (iii) will not generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of Borrower or any of its Subsidiaries.

(b)     (i) After the receipt by Lender of any notice of the type described in Section 8.01(h), (ii) at any time that Borrower or any of its Subsidiaries are not in compliance with Section 8.06(a), or (iii) in the event that Lender has exercised any of the remedies pursuant to the last paragraph of Section 10, Borrower will (in each case) provide, at the sole expense of Borrower and at the request of Lender, an environmental site assessment report concerning any Real Property owned, leased or operated by Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by Lender, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If Borrower fails to provide the same within 45 days after such request was made, Lender may order the same, the cost of which shall be borne by Borrower, and Borrower shall grant and hereby grants to Lender and their respective agents access to such Real Property and specifically grants Lender an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Borrower, all at the sole expense of Borrower.

8.07.     ERISA. Borrower will, and will cause each of its Subsidiaries to, (a) except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, comply in all material respects with the provisions of ERISA and the Code applicable to ERISA Plans and the laws applicable to any Foreign Pension Plan, (b) furnish to Lender as soon as possible after, and in any event within ten (10) days after any responsible officer of Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any event described in Section 10.06 has occurred or is reasonably expected to occur that, alone or together with any other event described therein that has occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect, a statement of the chief financial officer of Borrower setting forth details as to such event and the action, if any, that Borrower, or any of its Subsidiaries proposes to take with respect thereto and (c) promptly and in any event within ten (10) days after the filing thereof with the (x) United States Department of Labor, furnish to Lender copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) and (y) PBGC, furnish to Lender copies of material correspondence with respect to any of the events referred to in clause (b) above, in each case with respect to each ERISA Plan.

8.08.     End of Fiscal Years; Fiscal Quarters. Borrower will cause (i) each of its, and each of its Subsidiaries, fiscal years to end on December 31 of each year and (ii) each of its, each of its Subsidiaries, fiscal quarters to end on March 31, June 30, September 30 and December 31.

8.09.     Performance of Obligations. Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, lease, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10.     Payment of Taxes. Borrower will pay and discharge, and will cause each of its respective Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(a); provided that neither Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which (a) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

8.11.     Use of Proceeds. Borrower will exclusively use all proceeds of (a) the Delayed Draw-Down Term Loan to fund Permitted Share Repurchases or Permitted Acquisitions, and (b) Revolving Loans for the working capital and general corporate purposes of Borrower and its Subsidiaries, including to pay the fees and expenses incurred in connection with the Transaction.

8.12.     Additional Security; Further Assurances; Etc.

(a)     Except as otherwise provided in Section 9.13, Borrower will, and will cause each of its Wholly-Owned Domestic Subsidiaries to, grant to the Lender security interests and mortgages in such assets and properties of Borrower and such Wholly-Owned Domestic Subsidiaries as are not covered by the original Security Documents and as may be reasonably requested from time to time by Lender (collectively, the “Additional Security Documents”). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance reasonably satisfactory to Lender and shall constitute, after appropriate filings have been made (to the extent required to be so made), valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Lender required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b)     Borrower will, and will cause each of the other Credit Parties to, at the expense of Borrower, make, execute, endorse, acknowledge, file and/or deliver to Lender from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as Lender may reasonably require. Furthermore, Borrower will, and will cause the other Credit Parties to, deliver to Lender such opinions of counsel, title insurance and other related documents as may be reasonably requested by Lender to assure itself that this Section 8.12 has been complied with.

(c)     If Lender reasonably determines that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Borrower and its Subsidiaries constituting Collateral, Borrower will, at its own expense, provide to Lender appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to Lender.

(d)     Borrower agrees that each action required by clauses (a) through (c) of this Section 8.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days after such action is required to be taken or is requested to be taken, as the case may be, at the direction of Lender.

8.13.     Foreign Subsidiaries Security. Following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, with respect to any Foreign Subsidiary of Borrower which has not already had all of its stock pledged pursuant to the Security Agreement, Lender may request in writing that Borrower deliver to Lender within 60 days after such request evidence reasonably satisfactory to Lender that (i) a pledge of 66% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case would not reasonably be expected to cause (x) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, (y) other materially adverse income tax or other consequences to the Credit Parties or (z) violate or conflict with the laws applicable to such Foreign Subsidiary, and, to the extent such evidence is so delivered (or no evidence to the contrary is delivered within such 60-day period) Borrower will, at the written request of Lender, take one or more of the actions described in the immediately succeeding sentence. Provided that the actions set forth in clauses (i) through (iii) above would not cause the conditions set forth in either clause (x) or (y) above to be met, then within 45 days after Lender’s request, (I) Borrower will, or will cause its applicable Subsidiary to, pledge that portion of each such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the Security Agreement to Lender pursuant to the Security Agreement (or another pledge agreement in substantially similar form, if needed), (II) Borrower will cause each such Foreign Subsidiary (to the extent that it is a Wholly-Owned Subsidiary) to execute and deliver the Security Agreement (or another security agreement or pledge agreement in substantially similar form, if needed), granting Lender a security interest in all of each such Foreign Subsidiary’s assets and securing the Obligations of Borrower under the Credit Documents, under any Interest Rate Protection Agreement or Other Hedging Agreement and under any secured cash management arrangement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and (III) Borrower will cause each such Foreign Subsidiary (to the extent it is a Wholly-Owned Subsidiary) to execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of Borrower under the Credit Documents, under any Interest Rate Protection Agreement or Other Hedging Agreement and under any secured cash management arrangement, in each case to the extent that the entering into the Security Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction applicable to such Foreign Subsidiary and with all documents delivered pursuant to this Section 8.13 to be in form and substance reasonably satisfactory to Lender.

8.14.     Ownership of Subsidiaries; Etc. Except (i) for non-Wholly-Owned Subsidiaries existing as of the Effective Date or (ii) as otherwise permitted by the definition of Permitted Acquisition, Borrower will, and will cause each of its Subsidiaries to, either solely or together with one or more other Wholly-Owned Subsidiaries, own 100% of the capital stock and other equity interests of each of their Subsidiaries (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares and nominal shares held by local nationals, in each case to the extent required by applicable law).

8.15.     Permitted Acquisitions.

(a)     Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, Borrower and each of its Wholly-Owned Subsidiaries (provided, that any Permitted Acquisition requiring Acquisition Consideration of $5,000,000 or greater must be by Borrower or a Subsidiary Guarantor) may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent Lender otherwise specifically agrees in writing in the case of a specific potential acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) Borrower shall have given to Lender at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to Lender), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) Lender shall have received, to the extent available, the most recent year-end financial statements then available (audited, if applicable) and the most recent interim unaudited quarterly financial statements then available for the then current fiscal year of the Acquired Entity or Business being acquired pursuant to such proposed Permitted Acquisition, although to the extent that such audited year-end financial statements are not available, Lender shall be reasonably satisfied with the form and scope of all financial statements for such Acquired Entity or Business for the then most recently ended fiscal year of such Acquired Entity or Business and for the then current fiscal year of such Acquired Entity or Business; (iv) calculations are made by Borrower with respect to the financial covenants contained in Sections 9.08 (to the extent required) and 9.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions and Dividends (including Permitted Share Repurchases) theretofore consummated after the first day of such Calculation Period (but excluding from Consolidated Fixed Charge Coverage Ratio the portion(s) of any Permitted Acquisition(s), Permitted Share Repurchases and Special Dividends funded with Cash on Hand unless required to be included due to a Covenant Inclusion Event)) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period; (v) if such Permitted Acquisition is required to be included in the calculation of Consolidated Fixed Charge Coverage Ratio pursuant to Section 9.08, upon Lender’s request, a forecast is provided by Borrower showing compliance with such covenant for the subsequent three (3) fiscal quarters ended after such Permitted Acquisition, and (vi) all of the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (vii) Borrower shall have delivered to Lender (with copies for Lender) a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (vi), inclusive (to the extent applicable), and containing the calculations (in reasonable detail) required by preceding clause (iv).

(b)     Within ten (10) days after each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, the capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of Lender pursuant to the Security Agreement.

(c)     Borrower will cause (i) each Wholly-Owned Domestic Subsidiary, and (ii) to the extent required by Section 8.13, each Wholly-Owned Foreign Subsidiary, to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.13, to the reasonable satisfaction of Lender.

(d)     The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by Borrower that the certifications pursuant to this Section 8.15 and the definition of Permitted Acquisition are true and correct and that all conditions thereto have been satisfied (or waived, to the extent applicable, in a prior writing by Lender) and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

8.16.     Cash Management Services Etc. Borrower and its Wholly-Owned Subsidiaries (other than Foreign Subsidiaries) shall maintain substantially all of their cash management services from Lender other than (i) nominal amounts of cash, (ii) Restricted cash, (iii) cash required to be maintained at Subsidiary Guarantors in order to (but only to the extent required to) maintain capital or net worth requirements imposed on such Subsidiary Guarantors by governmental authorities due to the regulated nature of such Subsidiary Guarantors’ operations, (iv) payroll accounts, and (v) local checking accounts and other operating cash accounts for local offices provided that the funds in such accounts shall not at any time exceed $250,000 in the aggregate.

8.17.     Margin Regulations. Except as provided in the second succeeding sentence, Borrower will take all actions so that at all times the fair market value of all Margin Stock owned by Borrower and its Subsidiaries (other than capital stock of Borrower held in treasury) shall not exceed $50,000. So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by Borrower and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document. If at any time the fair market value of all Margin Stock owned by Borrower and its Subsidiaries (other than capital stock of Borrower held in treasury) exceeds $50,000, then (x) all Margin Stock owned by the Credit Parties (other than capital stock of Borrower held in treasury) shall be pledged, and delivered for pledge, pursuant to the Security Agreement and (y) Borrower will execute and deliver to Lender appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

8.18.     Primary Concentration Account. Borrower will maintain its Primary Concentration Account with Lender.

Section 9     Negative Covenants. Borrower hereby covenants and agrees that on and after the Effective Date and until the Commitments have terminated and the Loans, Notes, Fees and all other Obligations (other than any indemnities described in this Agreement or the other Credit Documents which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01.     Liens. Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)     Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies that are in amounts that could not reasonably be expected to have a Material Adverse Effect or are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(b)     Liens in respect of property or assets of Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, supplier’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially impair the value of Borrower’s and its Subsidiaries’ property or assets taken as a whole or materially impair the use thereof in the operation of the business of Borrower and its Subsidiaries taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)     Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule V;

(d)     Liens that are replacements of Liens otherwise permitted under this Section 9.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Borrower or any of its Subsidiaries;

(e)     licenses, sublicenses, leases or subleases granted to other Persons that do not materially impair the conduct of the business of Borrower or any of its Subsidiaries;

(f)     Liens upon assets of Borrower or any of its Subsidiaries subject to purchase money debt or Capitalized Lease Obligations to the extent such purchase money debt or Capitalized Lease Obligations are permitted by Section 9.04, provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such purchase money debt or Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the purchase money debt or Capitalized Lease Obligation does not encumber any other asset of Borrower or any Subsidiary (except for customary cross-collateralization provisions pursuant to which the lien of the single financial institution may extend to all assets financed by such financial institution and its affiliates);

(g)     easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and that do not materially impair the conduct of the business of Borrower or any of its Subsidiaries;

(h)     Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(i)     Liens arising out of the existence of judgments or awards in respect of which Borrower or any of its Subsidiaries shall be contesting in good faith, so long as such judgments or awards do not constitute an Event of Default hereunder;

(j)     statutory and common law landlords’ liens under leases to which Borrower or any of its Subsidiaries is a party;

(k)     Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with (x) workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits and (y) deposits securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts (other than Indebtedness) in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(l)     Liens on property or assets of Borrower or any of its Subsidiaries in favor of Lender;

(m)     customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(n)     Permitted Encumbrances;

(o)     deposit, escrow or similar accounts held by customers of Borrower or any of its Subsidiaries as security for the obligations of Borrower or any of its Subsidiaries under customer contracts entered into in the ordinary course of business on a basis consistent with past practices;

(p)     Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(q)     Liens in respect of the Indebtedness permitted by Section 9.04(e) and (m); provided, that Liens in respect of the Indebtedness permitted by Section 9.04(m) must be limited to the assets originally secured prior to such Permitted Acquisition; and

(r)     Liens not otherwise permitted by clauses (a) through (q) of this Section 9.01 on property or assets with an aggregate fair value not in excess of, and securing liabilities not in excess of, $5,000,000.

9.02.     Consolidation, Merger or Sale of Assets, Etc. Borrower will not, nor will it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, except:

(a)     sales of inventory in the ordinary course of business;

(b)     the sale, abandonment or other disposition of obsolete, uneconomic, damaged or worn-out property or property that is otherwise no longer used or useful in the ordinary course of business;

(c)     the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction or bulk sale;

(d)     the granting of licenses, sublicenses, leases or subleases (including, without limitation, leases and subleases of Real Property and non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights) to other Persons that do not materially impair the conduct of the business of Borrower or any of its Subsidiaries;

(e)     the use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of the Credit Documents;

(f)     the granting of Permitted Liens, the making of Investments to the extent permitted by Section 9.05 and the making of Dividends to the extent permitted by the Credit Documents;

(g)     any involuntary loss, damage or destruction of property which is covered by adequate insurance;

(h)     any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i)     the sale or issuance of equity interests to the extent permitted by the Credit Documents;

(j)     (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Borrower or any Subsidiary to the extent not commercially desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights or other intellectual property rights in the ordinary course of business;

(k)     the expiration of leasehold interests or the termination of leasehold interests;

(l)     sales, trades, leases, subleases and other dispositions of non-Collateral assets;

(m)     sales, trades, leases, subleases or other dispositions of assets not otherwise permitted in clauses (a) through (l) above, so long as (i) each such disposition is made at fair market value and (ii) the aggregate fair market value of all assets disposed of in any one fiscal year does not exceed $250,000;

(n)     any Subsidiary of Borrower may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to Borrower or any Wholly-Owned Domestic Subsidiary of Borrower which is a Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving Borrower, Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation, (iii) the security interests granted to Lender pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation), and (iv) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Borrower, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Borrower shall be required to satisfy the provisions of) Section 8.15 and Section 9.05(h), as applicable; and

(o)     (A) any Subsidiary of Borrower that has no assets or liabilities (other than immaterial assets or liabilities) may be dissolved or liquidated, (B) any Subsidiary of Borrower may merge with and into, or be dissolved or liquidated into, or transfer any or all of its assets to, a Subsidiary of Borrower so long as (i) in the case of any such transfer, merger, dissolution or liquidation involving a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary of Borrower is the surviving entity of any such transaction and (ii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is neither Borrower nor a Wholly-Owned Subsidiary thereof, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Borrower shall be required to satisfy the provisions of) Section 8.15 and Section 9.05(h), as applicable, and (C) any Foreign Subsidiary may merge into another Foreign Subsidiary.

9.03.     Dividends. Borrower will not, nor will it permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Borrower or any of its Subsidiaries, except that:

(a)     any Subsidiary of Borrower may (x) pay Dividends to Borrower or to any Wholly-Owned Subsidiary of Borrower and (y) if such Subsidiary is not a Wholly-Owned Subsidiary of Borrower, pay Dividends to its shareholders, partners or members generally so long as Borrower or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account that the relative preferences, if any, of the various classes of equity interests in such Subsidiary);

(b)     Borrower may effect Permitted Share Repurchases funded with any combination of Cash on Hand, proceeds from a Revolving Loan, proceeds from a Delayed Draw-Down Term Loan, or proceeds from Permitted Subordinated Debt so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) Borrower provides Lender prior notice of its intent to effect Permitted Share Repurchases based on authorization of a repurchase plan by the Board of Directors of Borrower, (iii) calculations are made by Borrower with respect to the financial covenants contained in Sections 9.08 (to the extent required) and 9.09 for the respective Calculation Period on Pro Forma Basis as if the respective portion of the Permitted Share Repurchase funded with Cash on Hand (as well as all Dividends (including Permitted Share Repurchases) and Permitted Acquisitions theretofore paid or made after the first day of such Calculation Period (but excluding (A) the portion of any other Permitted Share Repurchase or Permitted Acquisition funded with Cash on Hand and (B) Special Dividends from Consolidated Fixed Charge Coverage Ratio (in each case of (A) or (B)) unless such amounts are required to be included due to a Covenant Inclusion Event)) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period, (iv) if such Permitted Share Repurchase is required to be included in the calculation of Consolidated Fixed Charge Coverage Ratio pursuant to Section 9.08, upon Lender’s request, a forecast is provided by Borrower showing compliance with such covenant for the subsequent three (3) fiscal quarters ended after such Permitted Share Repurchase, and (v) in connection with the payment or making of such Permitted Share Repurchase, Borrower shall have delivered to Lender a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (v), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (ii), and (iii) if applicable.

(c)     Borrower may pay or make Dividends (other than Dividends arising on account of repurchases by Borrower of common stock or other equity interests in Borrower or Special Dividends) so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) calculations are made by Borrower with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on Pro Forma Basis as if the respective Dividend (as well as all other Dividends (including Permitted Share Repurchases) or Permitted Acquisitions theretofore paid or made after the first day of such Calculation Period (but excluding (A) the portion of any Permitted Share Repurchase or Permitted Acquisition funded with Cash on Hand and (B) Special Dividends (in each case of (A) or (B)) from Consolidated Fixed Charge Coverage Ratio unless such amounts are required to be included due to a Covenant Inclusion Event)) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period, and (iii) in connection with the payment or making of cash Dividends to holders of its capital stock, Borrower shall have delivered to Lender a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (ii).

(d)     Borrower may pay or make Special Dividends so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) calculations are made by Borrower with respect to the financial covenants contained in Sections 9.08 (to the extent required) and 9.09 for the respective Calculation Period on a Pro Forma Basis as if the respective Dividend (as well as all other Dividends (including Permitted Share Repurchases) and Permitted Acquisitions theretofore paid or made after the first day of such Calculation Period but excluding (A) the portion of any Permitted Share Repurchase or Permitted Acquisition funded with Cash on Hand and (B) Special Dividends (in each case of (A) or (B)) from Consolidated Fixed Charge Coverage Ratio unless such amounts are required to be included due to a Covenant Inclusion Event) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period, (iii) if such Special Dividend is required to be included in the calculation of Consolidated Fixed Charge Coverage Ratio pursuant to Section 9.08, upon Lender’s request, a forecast is provided by Borrower showing compliance with such covenant for the subsequent three (3) fiscal quarters ended after the payment of the Special Dividend, and (iv) in connection with the payment or making of such Special Dividend, Borrower shall have delivered to Lender a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii) if applicable.

(e)     For purposes of compliance with this Section 9.03, unless an Event of Default has occurred and is continuing, Borrower may pay any Dividend within 70 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement.

9.04.     Indebtedness. Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)     Indebtedness outstanding on the Effective Date and listed on Schedule III (as reduced by any permanent repayments of principal thereof);

(c)     any Indebtedness that is an extension, renewal or refinancing of Indebtedness permitted by this Section 9.04; provided, that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(d)     Indebtedness of Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(e)     Indebtedness of Borrower under Other Hedging Agreements providing protection to Borrower and its Subsidiaries against fluctuations in currency values in connection with Borrower’s or any of its Subsidiaries’ foreign operations so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(f)     Indebtedness consisting of guaranties by Borrower of Indebtedness of a Subsidiary permitted under this Agreement and with a maximum liability not in excess of $1,000,000;

(g)     Indebtedness in respect of overdrafts and related liabilities arising from treasury, depository, credit or debit card, purchasing card, procurement card, stored value card, or cash management services (including any automated clearing house transfers of funds netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) in each case in connection with deposit accounts incurred in the ordinary course of business;

(h)     Indebtedness of Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(f);

(i)     Permitted Subordinated Debt of Borrower in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Subordinated Debt, (ii) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (iii) the Net Debt Proceeds therefrom are used to effect a Permitted Acquisition or Permitted Share Repurchase in accordance with the requirements of this Agreement, (iv) calculations are made by Borrower with respect to the financial covenants contained in Sections 9.08 and 9.09 for the respective Calculation Period on a Pro Forma Basis as if such Permitted Subordinated Debt (as well as all other Permitted Subordinated Debt theretofore incurred after the first day of such Calculation Period) had been incurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period and (v) Borrower shall have delivered to Lender a certificate executed by one of its Authorized Officers certifying compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (iv);

(j)     Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(k)     Indebtedness representing deferred compensation to employees of a Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(l)     Indebtedness of Borrower supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(m)     Indebtedness of Borrower or its Subsidiaries assumed in a Permitted Acquisition;

(n)     Indebtedness constituting Investments to the extent permitted by Section 9.05;

(o)     accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that is otherwise permitted hereunder;

(p)     unsecured Indebtedness of Borrower or its Subsidiaries consisting of earn-out, performance bonus, consulting or deferred compensation or purchase price adjustment owing to sellers of assets or equity interests the Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions; and

(q)     Indebtedness (including purchase money debt and Capitalized Lease Obligations) not otherwise permitted by clauses (a) through (p) of this Section 9.04 not in excess of (i) $7,500,000 in the aggregate at any time outstanding through and including December 31, 2021 and (ii) $5,000,000 in the aggregate at any time outstanding after December 31, 2021.

9.05.     Advances, Investments and Loans. Borrower will not, and will not permit its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)     Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business;

(b)     Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(c)     Borrower and its Subsidiaries may make Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(d)     Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule VI, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(e)     Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers or otherwise arising in the ordinary course of business, including in connection with the foreclosure or enforcement of any Lien in favor of Borrower or any of its Subsidiaries;

(f)     Borrower and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(d);

(g)     Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(e);

(h)     Borrower and the Subsidiary Guarantors may make capital contributions to their respective Subsidiaries that are Subsidiary Guarantors;

(i)     Borrower may enter into guarantees to the extent permitted under Section 9.04;

(j)     Permitted Acquisitions shall be permitted in accordance with Section 8.15;

(k)     Borrower may acquire and hold obligations of one or more officers, directors or other employees of Borrower or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of Borrower so long as no cash is paid by Borrower or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(l)     Borrower may make loans and advances to Borrower’s or any of its Subsidiaries’ officers, directors or employees for reasonable and customary business and relocation expenses in the ordinary course of business;

(m)     Borrower and its Subsidiaries may make intercompany loans and advances to each other (provided, however, that intercompany loans and advances made by Borrower or its Domestic Subsidiaries to its or their Foreign Subsidiaries shall not exceed $10,000,000 in the aggregate at any time outstanding); and

(n)     Borrower may make Investments not otherwise permitted by clauses (a) through (m) of this Section 9.05 not in excess of $5,000,000 in the aggregate at any time outstanding.

9.06.     Transactions with Affiliates. Borrower will not, and will not permit its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Borrower or such Subsidiary as would reasonably be obtained by Borrower or such Subsidiary at that time in a comparable arm’s length transaction with a Person other than an Affiliate, except that:

(a)     Dividends may be paid to the extent provided in Section 9.03;

(b)     loans may be made and other transactions may be entered into by Borrower and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(c)     customary fees, indemnities and reimbursements may be paid to officers and directors of Borrower and its Subsidiaries;

(d)     Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, net share settlement, and other similar compensatory arrangements with officers, employees and directors of Borrower and its Subsidiaries in the ordinary course of business;

(e)     periodic allocations of operating and overhead expenses among Borrower and its Subsidiaries may be made;

(f)     any Subsidiary of Borrower may pay to Borrower or any other Subsidiary, management, consulting or similar fees on a basis consistent with past practices;

(g)     Borrower and its Subsidiaries may enter into transactions that are approved by a majority of the Disinterested Directors; and

(h)     Borrower and its Subsidiaries may incur Permitted Subordinated Debt from an Affiliate.

Notwithstanding anything to the contrary contained in this Agreement, Borrower will not, and will not permit any of its Subsidiaries to, pay any management, consulting or similar fees to any of their respective Affiliates that are not Subsidiary Guarantors other than as permitted by clause (f) above.

9.07.     Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization. Borrower will not, and will not permit any of the other Credit Parties to, change its legal name until (a) it shall have given to Lender not less than 30 days' prior written notice of its intention so to do (or such shorter period of time as may be acceptable to Lender), clearly describing such new name and providing other information in connection therewith as Lender may reasonably request, and (b) with respect to such new name, it shall have taken all action reasonably requested by Lender to maintain the security interests of Lender in the Collateral intended to be granted pursuant to the applicable Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Credit Party does not have an organizational identification number on the Effective Date and later obtains one, or if there is any change in the organizational identification number of any Credit Party, Borrower or such other Credit Party shall promptly notify Lender of such new or changed organizational identification number and shall take all actions reasonably satisfactory to Lender to the extent necessary to maintain the security interests of Lender in the Collateral intended to be granted pursuant to the applicable Security Documents fully perfected and in full force and effect. Furthermore, Borrower will not, and will not permit any of the other Credit Parties to, change its jurisdiction of organization or its type of organization until (i) it shall have given to Lender not less than 15 days prior written notice of its intention so to do (or such shorter period of time as may be acceptable to Lender), clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as Lender may reasonably request (although no change pursuant to this Section 9.07 shall be permitted to the extent that it involves a “registered organization” (within the meaning of the Nebraska UCC) ceasing to constitute same) and (ii) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by Lender to maintain the security interests of Lender in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.

Consolidated Fixed Charge Coverage Ratio. Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of Borrower to be less than 1.10:1.00. Notwithstanding anything to the contrary, any (a) Special Dividend, (b) the portion of the purchase price for any Permitted Share Repurchase paid with Cash on Hand, or (c) the portion of any Acquisition Consideration for a Permitted Acquisition paid with Cash on Hand (each applicable Special Dividend, Permitted Share Repurchase or Permitted Acquisition, a “Covenant Inclusion Event”) will be included in the calculation of Consolidated Fixed Charge Coverage Ratio upon the occurrence of any of the following: (i) immediately prior to and after giving effect to the closing of the transaction giving rise to the Covenant Inclusion Event, Borrower’s Liquidity does not meet or exceed the Minimum Liquidity Threshold; (ii) Borrower’s financial forecast at the time of the closing of the transaction giving rise to the Covenant Inclusion Event reflects that Borrower’s Liquidity will not meet or exceed the Minimum Liquidity Threshold for the subsequent three (3) fiscal quarters ended after such Covenant Inclusion Event; or (iii) Borrower’s Liquidity does not meet or exceed the Minimum Liquidity Threshold for the subsequent three (3) fiscal quarters ended after such the closing of the transaction giving rise to such Covenant Inclusion Event. Any Covenant Inclusion Event required to be included in the calculation of Consolidated Fixed Charge Coverage Ratio pursuant to the foregoing sentence shall be added to Consolidated Fixed Charge Coverage Ratio effective as of the fiscal quarter upon which the closing of the transaction giving rise to such Covenant Inclusion Event occurred and shall continue to be added to Consolidated Fixed Charge Coverage Ratio for the subsequent three (3) fiscal quarters thereafter.

9.08.     Consolidated Cash Flow Leverage Ratio. Borrower will not permit the Consolidated Cash Flow Leverage Ratio for any Test Period ending on the last day of any fiscal quarter of Borrower to be greater than 3.00:1.00.

9.09.     Limitations on Payments of Permitted Subordinated Debt; Modifications of Certificate of Incorporation, By-Laws and Documents Governing Permitted Subordinated Debt. Borrower will not, and will not permit its Subsidiaries to:

(a)     make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto, or with any other Person, money or securities before due for the purpose of paying when due), any Permitted Subordinated Debt, provided, however, so long as no Default or Event of Default then exists or would result therefrom, Borrower may pay in cash interest which due on such Permitted Subordinated Debt.

(b)     on and after the execution and delivery of any Permitted Subordinated Debt Document, amend or modify (or permit the amendment or modification of) any Permitted Subordinated Debt Document, other than any such amendment or modification that (i) makes the provisions thereof less restrictive on Borrower and its Subsidiaries (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, commissions or fees paid (or to be paid) by Borrower or any of its Subsidiaries in connection therewith, (iii) extends the stated maturity of any Indebtedness thereunder, (iv) reduces or eliminates any prepayment premiums or (v) is otherwise not adverse to Lender in any material respect (in the reasonable opinion of Lender), provided that no amendment or modification may be made to the subordination provisions contained in any Permitted Subordinated Debt Document without the prior written consent of Lender; and

(c)  amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other equity interests, or enter into any new agreement with respect to its capital stock or other equity interests, unless such amendment, modification, change or other action contemplated by this clause (c) is permitted under Section 9.07 or could not reasonably be expected to be adverse to the interests of Lender in any material respect.

9.10.     Use of Proceeds. Borrower will not request any Borrowing, and Borrower shall not directly, or, to its knowledge, indirectly use the proceeds of any Borrowing or (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (d) in violation of Section 7.08.

9.11.     Business, Etc. Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Borrower and its Subsidiaries as of the Effective Date and reasonable extensions thereof and businesses ancillary or complementary thereto.

9.12.     Limitation on Creation of Subsidiaries. Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary, provided that Borrower and its Wholly-Owned Subsidiaries may (x) establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries and (y) establish, create and acquire non-Wholly-Owned Subsidiaries to the extent permitted by the definition of Permitted Acquisition, in each case so long as (i) all of the capital stock and other equity interests of such new Subsidiary (except in the case of a Foreign Subsidiary, in which case, 65% of the capital stock and other equity interests) are (to the extent owned by a Credit Party) pledged to the Lender pursuant to, and to the extent required by, the Security Agreement, (ii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 8.13, each new Wholly-Owned Foreign Subsidiary) executes and delivers to the Lender a counterpart of the Subsidiaries Guaranty and the Security Agreement, (iii) each such new Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 8.13, each new Wholly-Owned Foreign Subsidiary) enters into such mortgages and other Additional Security Documents as Lender may require pursuant to Section 8.12 and (iv) each such new Wholly-Owned Domestic Subsidiary (and to the extent required by Section 8.13, each new Wholly-Owned Foreign Subsidiary) executes and delivers all other relevant documentation (including opinions of counsel, resolutions, officers’ certificates and UCC financing statements) of the type described in Section 5 as such new Subsidiary would have had to deliver if it were a Credit Party on the Effective Date.

9.14     Limitation on Issuance of Capital Stock.

(a)      Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than (x) Qualified Preferred Stock of Borrower or (y) any preferred stock issued by a Subsidiary of Borrower except to the extent that such preferred stock is held by Borrower or a Wholly-Owned Subsidiary thereof or (ii) any redeemable common stock or other redeemable common equity interests other than redeemable common stock or other redeemable common equity interests that is redeemable at the sole option of Borrower or such Subsidiary, as the case may be.

(b)      Borrower will not permit any of its Subsidiaries to issue any capital stock or other equity interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other equity interests, except (i) for transfers and replacements of then-outstanding shares of capital stock or other equity interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Borrower or any of its Subsidiaries in any class of the capital stock or other equity interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries, to qualify directors and other nominal amounts required to be held by local nationals in each case to the extent required by applicable law, or (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.

Section 10     Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01.     Payments. Borrower shall default in the payment when due of any principal or interest of any Loan or any Note, and such failure shall continue unremedied for a period of three Business Days; or

10.02.     Representations, Etc. Any representation, warranty or statement made or deemed made by Borrower herein or in any other Credit Document or in any certificate delivered to Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03.     Covenants. Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.04 (solely with respect to Borrower), 8.08, or 8.11 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default pursuant to this sub clause (ii) shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by Lender; or

10.04.     Default Under Other Agreements. (i) Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $3,000,000; or

10.05.     Bankruptcy, Etc. Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Borrower or any of its Subsidiaries which custodian is not dismissed within 60 days after the date of such appointment or the date such custodian takes charge, or Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Borrower or any of its Subsidiaries, or there is commenced against Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06.     ERISA. (a) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any ERISA Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of an ERISA Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such ERISA Plan within the following 30 days, any ERISA Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such ERISA Plan, any ERISA Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any ERISA Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to an ERISA Plan or a Foreign Pension Plan has not been timely made, Borrower or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of an ERISA Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Borrower or any of its Subsidiaries have incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or ERISA Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any ERISA Plan, any Change in Law, or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any ERISA Plan; and (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability, which lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, in the reasonable opinion of Lender, a Material Adverse Effect; or

10.07.     Security Documents. After the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give Lender the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of Lender, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01)), other than a waiver or release by Lender and other than UCC financing statements (if any) the effectiveness of which have lapsed as a result of Lender’s failure to file proper continuation statements as required by the UCC, and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

10.08.     Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

10.09.     Judgments. One or more judgments or decrees shall be entered against Borrower or any of its Subsidiaries and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, (a) involving in the aggregate for Borrower and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company), and the aggregate amount of all such judgments equals or exceeds $5,000,000, or (b) with respect to the Transaction, this Agreement or any other Credit Document, or any documentation executed in connection herewith or therewith, that has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.10.     Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Lender may, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of Lender or the holder of any Note to enforce its claims against Borrower (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to Borrower, the result which would occur upon the giving of written notice by Lender as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the any or all of the Commitments terminated, whereupon the Commitments of Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and (iii) apply any cash collateral held by Lender pursuant to Section 4.02 to the repayment of the Obligations.

10.11.     Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments received by Lender from or on behalf of Borrower or any guarantor during the continuance of such Event of Default against all of any part of the Obligations, and Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Lender may deem advisable notwithstanding any previous application by the Lender.

Section 11     Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of Borrower or (y) 100% of the capital stock of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of Borrower (or shall be merged with and into Borrower or a Wholly-Owned Subsidiary of Borrower, with Borrower or such Wholly-Owned Subsidiary being the surviving Person).

“Acquisition Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of Borrower Common Stock (based on (x) the closing and/or trading price of Borrower Common Stock on the date of such Permitted Acquisition or such other date as agreed in the definitive documentation relating to such Permitted Acquisition on the stock exchange on which Borrower Common Stock is listed or the automated quotation system on which Borrower Common Stock is quoted, or (y) if Borrower Common Stock is not listed on an exchange or quoted on a quotation system, the bid and asked prices of Borrower Common Stock in the over-the-counter market at the close of trading or (z) if Borrower Common Stock is not so listed, based on a good faith determination of the Board of Directors of Borrower) issued (or to be issued) as consideration in connection with such Permitted Acquisition, (ii) the fair market value of all Qualified Preferred Stock of Borrower (based on a good faith determination of the Board of Directors of Borrower) issued (or to be issued) as consideration in connection with such Permitted Acquisition, (iii) the aggregate amount of all cash paid (or to be paid) by Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees, costs, expenses and taxes in connection therewith), (iv) the aggregate principal amount of, and other obligations due under, all Indebtedness assumed, incurred and/or issued by Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (v) the aggregate amount that could reasonably be expected to be paid (based on good faith projections prepared by Borrower) pursuant to any earn-out, performance bonus, consulting or deferred compensation or purchase price adjustment for such Permitted Acquisition and (vi) the fair market value (based on a good faith determination of Borrower) of all other consideration payable in connection with such Permitted Acquisition.

“Additional Security Documents” shall have the meaning provided in Section 8.12(a).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither Lender nor any Affiliate thereof shall be considered an Affiliate of Borrower or any Subsidiary thereof.

“Agreement” shall mean this Amended and Restated Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law, in each case, as amended.

“Attributable Debt” shall mean, as of any date of determination thereof, without duplication, (i) in connection with a Sale and Leaseback Transaction, the net present value (discounted according to generally accepted accounting principles at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during the then remaining term of any applicable lease, and (ii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing (including an off-balance sheet receivables financing) product to which such Person is a party.

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, and similar notices, any person or persons that has or have been authorized by the board of directors of Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or incumbency certificates on file with Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Board of Directors” shall mean, as to any Person, the board of directors or other comparable governing body of such Person or any committee thereof duly authorized to act on behalf of the board of directors or comparable governing body.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 7.13.

“Borrowing” shall mean a borrowing under the Revolving Loan, the Repurchase Term Loan or the Delayed Draw-Down Term Loan, as the context may require.

“Business Day(s)” shall mean any day except Saturday, Sunday and any day which shall be in Omaha, Nebraska, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Calculation Period” shall mean, in the case of any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of any such Permitted Acquisition or other event for which financial statements have been delivered to the Lender pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than two years from the date of acquisition, (ii) Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances with Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (iii) repurchase obligations with a term of not more than 92 days for underlying securities of the types described in clause (i) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments offered or sponsored by financial institutions having capital and surplus in excess of $250,000,000 and the commercial paper of the holding company of which, at the time of acquisition thereof, is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A+ or the equivalent thereof by S&P or at least A-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper or corporate bonds rated, at the time of acquisition thereof, at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within two years after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, and (viii) in the case of any Foreign Subsidiary of Borrower, (x) certificates of deposit (or comparable instruments) of any bank with which such Foreign Subsidiary regularly transacts business and with maturities of not more than six months from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s.

“Cash on Hand” shall mean, at any time, the aggregate total of Unrestricted Cash and Unrestricted Cash Equivalents on Borrower’s balance sheet and available for use.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall mean the occurrence of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (b) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the Effective Date regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean (i) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date) other than the Permitted Holders, (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 33% or more of the outstanding total Voting Power of Borrower’s (or the Successor Borrower’s, as applicable) capital stock (determined on a fully diluted basis) or (B) shall have obtained the power (whether or not exercised) to elect a majority of Borrower’s (or the Successor Borrower’s, as applicable) directors, (ii) at any time the Board of Directors of Borrower (or the Successor Borrower’s, as applicable) shall cease to consist of a majority of Continuing Directors, or (iii) a “change of control” (or similar event) shall occur as provided in any Permitted Subordinated Debt Document.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) by any Credit Party pursuant to any Security Document, including, without limitation, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral or held by Lender.

“Commitment” means the Revolving Loan Commitment, the Repurchase Term Loan Commitment, the Delayed Draw-Down Term Loan Commitment, or any combination thereof (as the context requires).

“Compliance Certificate” shall have the meaning provided in Section 8.01(e).

“Connection Income Taxes” means taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes, in each case, imposed as a result of a present or former connection between Lender and the jurisdiction imposing such tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Consolidated Cash Flow Leverage Ratio” shall mean, at any time, the ratio of (a) (i) Consolidated Indebtedness minus (ii) the principal amount of Permitted Subordinated Debt at such time, minus (iii) Cash on Hand to (b) Consolidated EBITDA.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by (x) adding thereto, without duplication and to the extent deducted in arriving at Consolidated Net Income for such period: (a) Consolidated Interest Expense; (b) provision for federal, state, local or foreign franchise taxes or taxes based on income; (c) the amount of all amortization of intangibles and depreciation; (d) non-cash charges for the impairment of goodwill or other intangibles or the write-off of goodwill, intangibles or other assets; (e) the amortization or write-off of deferred financing, legal and accounting costs with respect to the Transaction or any Permitted Acquisition; and (f) the amount of all other non-cash charges (including non-cash compensation expenses) or non-cash losses, and (y) deducting therefrom, the amount of all cash payments during such period that are associated with any non-cash charges or non-cash losses that were added back to Consolidated Net Income in a previous period pursuant to preceding clause (x)(f); and, in each case, without giving effect to (i) any extraordinary gains, (ii) any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business, and (iii) any non cash income; it being understood that in determining the Consolidated Cash Flow Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Borrower or any of its Subsidiaries during such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio of (a) (i) Consolidated EBITDA for a period minus (ii) unfinanced Capital Expenditures for such period (excluding unfinanced Capital Expenditures for Permitted Acquisitions, unless otherwise required to be included pursuant to Section 9.08) minus (iii) tax expenses paid in cash for such period minus (iv) Dividends (excluding Dividends which are (A) Permitted Share Repurchases or (B) Special Dividends, unless (in each case of (A) or (B)) otherwise required to be included pursuant to Section 9.08) for such period to (b) the sum of (i) Consolidated Interest Expense paid in cash for such period plus (ii) scheduled principal amortization payments or redemptions (as initially scheduled on the incurrence of such debt and excluding optional prepayments thereof) on Indebtedness required to be paid in cash for such period (other than “balloon” payments made at maturity of purchase money debt or Capitalized Lease Obligations to the extent financed with the proceeds of Indebtedness refinanced as permitted under this Agreement or the disposition of capital assets secured by funded Indebtedness), and (iii) Capitalized Lease Obligations payments for such period.

“Consolidated Indebtedness” shall mean, at any time, the remainder of the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness (or, if greater, the aggregate face amount of any Indebtedness issued at a discount) of Borrower and its Subsidiaries at such time (including, without limitation, all Loans, drawn amounts under letters of credit, Capitalized Lease Obligations and guaranties of other Indebtedness) and (ii) the aggregate outstanding amount of all Attributable Debt of Borrower and its Subsidiaries at such time; provided that for purposes of this definition, the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated interest expense of Borrower and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (i) that portion of Capitalized Lease Obligations of Borrower and its Subsidiaries representing the interest factor for such period whether or not actually paid during such period, (ii) all Fees accrued during such period pursuant to Sections 3.01(a), (b) and (c), and (iii) the interest component (or imputed interest) of any lease payment or other off balance sheet financing under Attributable Debt transactions paid by Borrower and its Subsidiaries for such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Borrower and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Borrower or is accounted for by Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Borrower or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Borrower shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary, and (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or all or substantially all of the property or assets of such Person are acquired by Borrower or a Subsidiary of Borrower shall be excluded.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. Notwithstanding anything to the contrary contained in the immediately preceding sentence, the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or reimbursement, hold harmless, indemnification and similar provisions in commercial agreements entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Borrower on the Effective Date and each other director, if such director’s nomination for election to the Board of Directors of Borrower is recommended, nominated or approved by a majority of then Continuing Directors or Permitted Holders.

“Covenant Inclusion Event” shall have the meaning provided in Section 9.08.

“Credit Documents” shall mean this Agreement, each Note, the Subsidiaries Guaranty, the Security Documents, the Grant of Security Interest in U.S. Trademarks, the Grant of Security Interest in U.S. Copyrights, the Grant of Security Agreement in U.S. Patents, the Additional Security Documents, and collateral assignments, pledge agreements, account assignments, control agreements, or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Credit Party and/or delivered to Lender in connection with this Agreement.

“Credit Event” shall mean the making of any Loan.

“Credit Party” shall mean Borrower and each Subsidiary Guarantor.

“Deed of Trust” shall mean that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement, dated as April 18, 2018, by Borrower in favor of Lender.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Delayed Draw-Down Term Loan” shall have the meaning provided in Section 1.01(c).

“Delayed Draw-Down Term Loans” shall have the meaning provided in Section 1.01(c).

“Delayed Draw-Down Term Loan Commitment” shall mean $15,000,000.

“Delayed Draw-Down Term Loan Effective Date” shall have the meaning provided in Section 1.06(b).

“Delayed Draw-Down Term Loan Maturity Date” shall mean May 28, 2025.

“Delayed Draw-Down Term Loan Note” shall have the meaning provided in Section 1.05(a).

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dividend” shall mean, with respect to any Person, any payment of a distribution, interest, or dividend on any capital stock or other equity interests, as the case may be, or any purchase, redemption, or other acquisition or retirement for value of any capital stock or other equity interest, as the case may be.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Borrower incorporated or organized in the United States, any State thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which (i) Borrower the Lender shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Lender and (ii) the conditions contained in Section 5 are met to the satisfaction of Lender or waived by Lender. Upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Lender’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred and Lender shall give Borrower prompt notice of the occurrence of the Effective Date.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any actual or alleged violation of any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement, dated as April 18, 2018, by Borrower in favor of Lender.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health and safety, or Hazardous Materials, including, without limitation and to the extent applicable, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3000(f) et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and other similar state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA or any successor statute, amendatory thereof, supplemental thereto, or substituted therefor.

“ERISA Affiliate” shall mean any Subsidiary of a Credit Party and any trade or business (whether or not incorporated), which, together with any Credit Party or any Subsidiary of a Credit Party, is treated as a single employer under Section 414 of the Code.

“ERISA Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA, other than a "multiemployer plan" as defined in Section 3(37) of ERISA, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code, and that is sponsored, maintained, or contributed to by any Credit Party or ERISA Affiliate or with respect to which any Credit Party or ERISA Affiliate has any liability, contingent or otherwise.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Indebtedness” shall have the meaning provided in Section 7.20.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.16(d).

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Foreign Pension Plan” shall mean any defined benefit pension plan (including, without limitation, any superannuation fund) which is established, contributed to, or maintained by Borrower or any one or more of its Subsidiaries outside the United States of America and which is required by applicable laws to be funded.

“Foreign Subsidiary” shall mean each Subsidiary of Borrower that is not a Domestic Subsidiary.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, in each case, in excess of applicable legal limits; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Health Care Laws” shall mean any and all applicable current and future laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by the Food and Drug Administration, the Health Care Financing Administration, the Department of Health and Human Services (“HHS”), the Office of Inspector General of HHS, the Drug Enforcement Administration or any other Governmental Authority, including any state and/or local professional licensing laws, certificate of need laws and state reimbursement laws, applicable in any way to the conduct of the business of Borrower or any Subsidiary thereof.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement, and (viii) all Attributable Debt of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person (including pursuant to customer service contracts).

“Indemnified Taxes” shall have the meaning provided in Section 4.04(a).

“Index” shall have the meaning provided in Section 1.06(b).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean First National Bank of Omaha, a national banking association.

“LIBOR Rate” means the London Interbank offered rate for U.S. Dollar deposits published in the Wall Street Journal as the One (1) Month LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Liquidity” shall mean, as of any date of determination, the sum of (i) Unrestricted cash, plus (ii) Unrestricted Cash Equivalents on Borrower’s balance sheet and available for use, plus (iii) the unused amount of the Revolving Loan Commitment.

“Loan” shall mean each Revolving Loan, each Delayed Draw-Down Term Loan and the Repurchase Term Loan.

“Management Agreements” shall have the meaning provided in Section 5.16(b).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property or financial condition of Borrower and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Credit Parties, taken as a whole, to perform their obligations hereunder or under any other Credit Document or (iii) a material adverse effect on the rights and remedies of the Lender hereunder or under any other Credit Document. Notwithstanding anything to the contrary set forth herein, for purposes of determining the existence of a Material Adverse Effect from the Effective Date through December 31, 2021 under clause (i) of the preceding sentence, the impact of COVID-19 and associated responses on the financial condition or results of operations of Borrower that were disclosed to Lender prior to the Effective Date will be disregarded.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, except as provided in Section 1.03(d), $10,000, and (ii) for Delayed Draw-Down Term Loans, $1,000,000.

“Minimum Liquidity Threshold” shall mean $15,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor corporation thereto.

“Mortgaged Property(ies)” shall mean the real estate, fixtures and improvements thereon generally described as Borrower’s owner occupied building located at 1245 Q Street, Lincoln, Nebraska.

“Net Debt Proceeds” shall mean, with respect to any incurrence or issuance of Indebtedness for borrowed money, the cash proceeds (net of (i) underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals and (ii) any portion of such proceeds equal to the amount required to be and actually applied to pay Indebtedness permitted by Section 9.04 that is secured by the asset sold or disposed of (to the extent those same proceeds were used to pay such Indebtedness permitted by Section 9.04)) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Note” shall mean the Revolving Note, the Repurchase Term Loan Note and/or the Delayed Draw-Down Term Loan Note, as the context may require.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(c).

“Notice Office” shall mean the office of Lender located at 1620 Dodge Street, Stop 1029, Omaha, Nebraska 68102 Attention: Nate McKown, Telephone: (402) 323-5223 or such other office or person as Lender may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such taxes that are imposed with respect to an assignment as a result of a present or former connection between Lender or the applicable Lender and the jurisdiction imposing such tax.

“Patriot Act” means the Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) as may be amended or updated.

“Payment Office” shall mean the office of Lender located at: 1620 Dodge Street, Stop 1029, Omaha, Nebraska 68102 Attention: Nate McKown, Telephone: (402) 323-5223, and or such other office as Lender may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by Borrower or a Wholly-Owned Subsidiary of Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into Borrower (so long as Borrower is the surviving corporation) or a Wholly-Owned Subsidiary of Borrower (so long as such Wholly-Owned Subsidiary is the surviving corporation)), provided that (in each case) (A) in the case of the acquisition of the capital stock or other equity interests of any Person (including way of merger), such Person shall own no capital stock or other equity interests of any other Person (excluding de minimis amounts) unless either (x) such Person and/or its Wholly-Owned Subsidiaries own at least 100% of the capital stock or other equity interests of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was non-Wholly-Owned prior to the date of such Permitted Acquisition of such Person, (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.12 and (C) all applicable requirements of Section 8.15 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, Lender agrees in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title policy (or binding commitment) delivered to the Lender with respect thereto, all of which exceptions must be acceptable to the Lender in its reasonable discretion.

“Permitted Holders” means Michael Hays, his spouse, trusts or other entities directly or indirectly holding Borrower’s Common Stock for the benefit of Michael Hays, his wife, their respective sisters and brothers, and/or their respective lineal descendants (by blood or adoption) of any such persons, and other entities beneficially owned or economically for the benefit of Michael Hays, his spouse, their respective sisters and brothers, and/or their lineal descendants (by blood or adoption) of any such persons.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Share Repurchase” shall mean a transaction whereby Borrower purchases shares of Borrower Common Stock to the extent permitted by Section 9.03(b).

“Permitted Subordinated Debt” shall mean any subordinated Indebtedness of Borrower incurred in connection with, and to finance, a Permitted Acquisition or Permitted Share Repurchase, which Indebtedness may be guaranteed on a subordinated basis by Borrower and all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties, standstill provisions, cash pay limitations and subordination provisions) and the documentation therefor are reasonably satisfactory to Lender, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Lender otherwise expressly consents in writing prior to the issuance thereof, (i) the lender on such Indebtedness will be a Permitted Holder, (ii) the rate of interest applicable to such Indebtedness will at no point exceed Lender’s prime rate as in effect on the date of incurrence of such Indebtedness plus 300 basis points (3.00%), and no such Indebtedness shall be secured by any asset of Borrower or any of its Subsidiaries, (iii) no such Indebtedness shall be guaranteed by any other Person, (iv) no such Indebtedness shall be subject to scheduled amortization, redemption, sinking fund, mandatory prepayments (other than pursuant to a customary “change of control” provision that is subject to the prior repayment of the Obligations and termination of the Commitments) or similar payment or have a final maturity, in either case prior to the date occurring one year following the latest maturity date of any of the Loans, (v) the documentation governing such Indebtedness shall not include any financial maintenance covenants, and (vi) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon the occurrence and continuation of a payment default with respect to “senior debt” and cover all obligations under Interest Rate Protection Agreements and Other Hedging Agreements, (vii) such Indebtedness will be subject to a subordination agreement in favor of Lender in form of substance acceptable to Lender. The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by Borrower that all conditions thereto have been satisfied in all material respects and that the incurrence of such Permitted Subordinated Debt is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.

“Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, each note, instrument, agreement, guaranty and other documents relating to each incurrence of Permitted Subordinated Debt, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Primary Concentration Account” shall mean the principal concentration and disbursement account utilized by Borrower for its and its Wholly-Owned Subsidiaries’ cash management systems, with account number, and other operating accounts of Borrower or its Wholly-Owned Subsidiaries maintained at Lender.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) any disposition of a material business line or Subsidiary of Borrower consummated after the first day of the relevant Calculation Period as if such disposition (and the application of the proceeds therefrom) was consummated (and the proceeds therefrom had been applied) on the first day of the relevant Calculation Period, and/or (y) the Permitted Acquisition, Special Dividend or Permitted Share Repurchase if any, then being consummated as well as any other Permitted Acquisition, Special Dividend or Permitted Share Repurchase consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition, Special Dividend or Permitted Share Repurchase then being effected, as the case may be, as if such Permitted Acquisition was consummated on the first day of the relevant Calculation Period and taking into account factually supportable and identifiable cost savings and expenses directly attributable to any such Permitted Acquisition which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period. In connection with the foregoing, any Indebtedness incurred, assumed or repaid by Borrower or any Subsidiary in connection with the disposition or Permitted Acquisition, Special Dividend or Permitted Share Repurchase (i) shall be deemed to have been incurred, assumed or repaid as of the first day of the Calculation Period and (ii) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Qualified Preferred Stock” shall mean any preferred stock of Borrower so long as the terms of any such preferred stock (w) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the one year anniversary of the Repurchase Term Loan Maturity Date, (x) do not require the cash payment of dividends or distributions that would otherwise be prohibited by this Agreement, (y) do not contain any covenants (other than periodic reporting covenants) and (z) are otherwise reasonably satisfactory to the Lender.

“Rating Agency” shall mean each of Moody’s and S&P.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or seeping into the environment.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to an ERISA Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Repurchase Term Loan” shall have the meaning provided in Section 1.01(b).

“Repurchase Term Loan Commitment” means $33,002,068.79.

“Repurchase Term Loan Maturity Date” means May 28, 2025.

“Repurchase Term Loan Note” shall have the meaning providing in Section 1.05(a).

“Restricted” shall mean, when referring to cash or Cash Equivalents of Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required under generally accepted accounting principles to appear) as “restricted” on a consolidated balance sheet of Borrower or of any such Subsidiary, (ii) are subject to any Lien in favor of any Person or (iii) are not otherwise generally available for use by Borrower or any of its Subsidiaries.

“Revolving Loan(s)” shall have the meaning provided in Section 1.01(a).

“Revolving Loan Commitment” shall mean $30,000,000.

“Revolving Loan Effective Date” shall have the meaning provided in Section 1.06(b).

“Revolving Loan Maturity Date” shall mean May 28, 2023.

“Revolving Note” shall have the meaning provided in Section 1.05(a).

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive territorial Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the European Union or (c) Her Majesty’s Treasury of the United Kingdom.

“SEC” shall have the meaning provided in Section 8.01(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.10.

“Security Agreement Collateral” shall mean all “Pledged Collateral” as defined in the Security Agreement

“Security Documents” shall mean and include the Security Agreement, each Deed of Trust and each other Additional Security Document.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.16(a).

“Special Dividend” shall mean any cash Dividend (or any portion thereof) in a fiscal quarter that, together with all other cash Dividends paid or declared during such fiscal quarter, exceeds $5,500,000 in total cash Dividends paid or declared during such fiscal quarter, to the extent permitted by Section 9.03(d).

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.09.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time, and in each case, the accounts of which would be consolidated with Borrower in Borrower’s consolidated financial statements in accordance with generally accepted accounting principles.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Borrower, to the extent required by Section 8.13, each Wholly-Owned Foreign Subsidiary of Borrower and any other Person that enters into the Subsidiaries Guaranty in favor of Lender after the date hereof.

“Tax Sharing Agreements” shall have the meaning provided in Section 5.16(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean each period of four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period).

“Transaction” shall mean (i) the entering into of the Credit Documents and the incurrence of Loans and (ii) the payment of all fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any ERISA Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the ERISA Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Voting Power” shall mean, with respect to any class or classes of capital stock of Borrower (or any class or classes of capital stock then convertible into such capital stock at the option of the holders thereof), the voting power entitled to vote in the election of directors of Borrower.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 12     Miscellaneous.

12.01.     Payment of Expenses, Etc. Borrower hereby agrees to: (i) (A) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of Lender (including the reasonable fees and disbursements of Koley Jessen P.C.) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and (B) after the occurrence and during the continuation of an Event of Default, pay all reasonable out-of-pocket costs and expenses of Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; and (ii) indemnify Lender and its respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each such Person, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Damages”) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of (a) any investigation, litigation or other proceeding (whether or not Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of Borrower) related to the entering into and/or performance of this Agreement or any other Credit Document or (b) the use of any proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents; provided, that such indemnity shall not, as to any Indemnified Person, be available to the extent that such Damages (x) are determined by a non-appealable order from a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or (y) have resulted from a claim brought by any Credit Party against an Indemnified Person for material breach of such Indemnified Person’s obligations under any Credit Document. To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person set forth in the preceding sentence may be unenforceable because it violates or would violate any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. To the fullest extent permitted by applicable law, no Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Documents or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date). This Section 12.01 shall not apply with respect to taxes other any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

12.02.     Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, Lender, and each of its Affiliates, to the fullest extent permitted by applicable law, is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by Lender, (including, without limitation, by branches and agencies of Lender) to or for the credit or the account of Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of Borrower to Lender under this Agreement or under any of the other Credit Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Lender agrees to promptly notify Borrower after any such setoff and any application made by Lender; provided, that, Lender’s failure to provide any such notice will not be a breach or default by Lender under this Agreement.

12.03.     Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, fax, cable or electronic communication) and mailed, telegraphed, telexed, faxed, cabled or delivered (including by electronic delivery): if to Borrower, at the address specified below its signature below or in the other relevant Credit Documents; if to Lender at the Notice Office; or, as to Borrower or Lender, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telexed, faxed, cabled or sent by electronic mail or overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex, fax or electronic mail (read receipt requested), except that notices and communications to Lender and Borrower shall not be effective until received by Lender or Borrower, as the case may be, during normal business hours.

12.04.     Benefit of Agreement; Assignments; Participations.

(a)     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of Lender and, provided further, that, although Lender may sell participations in its rights hereunder without the need for notice to, or consent of, Borrower, each participant must be a national or state-chartered bank and a participant shall not constitute a “lender” hereunder. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights in respect of such participation to be those set forth in the agreement executed by Lender in favor of the participant relating thereto) and all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation and Lender’s obligations under the Credit Documents shall remain unchanged.

(b)     Nothing in this Agreement shall prevent or prohibit Lender from pledging its Loans and Notes hereunder as security for the obligations of such Lender, including to a Federal Reserve Bank in support of borrowings made by Lender from such Federal Reserve.

12.05.     No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between Borrower and Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which Lender would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

12.06.     Amendment and Restatement. The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all obligations under the Existing Credit Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; and (c) the security interests and liens in favor of Lender created under the Security Documents entered into in connection with the Existing Credit Agreement shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 12.12 of the Existing Credit Agreement. Except as expressly set forth in this Agreement or in the other Credit Documents, (i) this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the under this Agreement or any other Credit Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any provision of any Credit Document. Except as expressly set forth in this Agreement or in the other Credit Documents, each and every term, condition, obligation, covenant and agreement contained in the Credit Documents is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Borrower reaffirms its obligations under the Credit Documents and the validity of the Liens granted by it pursuant to the Security Documents.

12.07.     Calculations; Computations.

(a)     The financial statements to be furnished to Lender pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to Lender); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with any Section of this Agreement shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the audited historical financial statements of Borrower referred to in Section 7.05(a) and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)     All computations of interest and other Fees hereunder are computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

12.08.     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a)     THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL, EXCEPT AS TO ANY OTHER CREDIT DOCUMENT AS EXPRESSLY SET FORTH THEREIN, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEBRASKA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEBRASKA OR OF THE UNITED STATES FOR THE DISTRICT OF NEBRASKA, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF DOUGLAS. EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b)     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09.     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Borrower and Lender.

12.10.     Effectiveness. This Agreement shall become effective on the Effective Date.

12.11.     Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12.     Amendment or Waiver; Etc. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Borrower and Lender.

12.13.     Survival. All indemnities set forth herein or in any other Credit Documents shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14.     Domicile of Loans. Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 1.07, 1.08, 4.02 or 4.04 from those being charged by Lender prior to such transfer, then Borrower shall not be obligated to pay such increased costs (although Borrower shall be obligated to pay any other increased costs of the type described above resulting from any Change in Law after the date of the respective transfer).

12.15.     Register. Borrower hereby designates Lender to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Commitments and the Loans made by Lender, the amount of any principal or interest due and payable with respect to such Loans and each repayment in respect of the principal amount, and related interest amounts of the Loans. Failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s obligations in respect of such Loans. Borrower agrees to indemnify Lender from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by Lender in performing its duties under this Section 12.15 except to the extent resulting from Lender’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In addition, Borrower shall have the right, upon its written request to Lender, to review a copy of the Register at any reasonable time.

12.16.     Confidentiality.

(a)     Subject to the provisions of clause (b) of this Section 12.16, Lender agrees that it will maintain the confidentiality of (with the same degree of care that it uses to protect its own confidential information, but in no event less than a reasonable degree of care) and will not disclose without the prior consent of Borrower (other than to its employees, auditors, advisors, Affiliates or counsel or Lender’s holding or parent company (collectively, “Representatives”) in its reasonable discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender) any information with respect to Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated as confidential by Borrower or that a reasonable person would consider confidential, provided that Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by Lender or Representatives of Lender or becomes available to Lender, or any of its respective Affiliates on a non-confidential basis from a source other than Borrower that does not owe Borrower a duty of confidentiality or a fiduciary duty, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to any other party hereto, (vi) to any actual or prospective direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by an agreement containing provisions substantially the same as those of this Section 12.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes, Loans or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by an agreement containing provisions substantially the same as those of this Section 12.16, and (viii) in connection with the exercise of remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder.

(b)     Borrower hereby acknowledges and agrees that Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

(c)     Lender acknowledges that (i) the information referred to in this Section 12.16 may include material non-public information; (ii) that it has developed compliance processes and procedures regarding the use of such information; and (iii) it will handle any material non-public information in accordance with all applicable laws, including federal and state securities laws.

12.17.     No Fiduciary Duty. Lender, and its Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates. Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between Lender, on the one hand, and such obligor, its stockholders or its affiliates on the other. Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (y) Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

12.18.     Patriot Act. Lender is subject to the Patriot Act (as hereinafter defined) and Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

12.19.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

12.20.      Credit Agreement in Writing. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU (BORROWER) AND US (LENDER) FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

NATIONAL RESEARCH CORPORATION, as Borrower

By:	/s/ Kevin R. Karas
	Name:	Kevin R. Karas
	Title:	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary
	Address:	1245 Q Street Lincoln, NE 68508

FIRST NATIONAL BANK OF OMAHA, as Lender

By:	/s/ Nathan S. McKown
Name: Nathan S. McKown
Title: Director, Corporate Banking Group

General Information

Document Type	Credit & Loan Agreements

Topic(s)	Banking & Finance

Transaction Type	Commercial Credit & Loan Arrangements

Governing Law	Nebraska

First National Bank of Omaha.
Source Document
Industry(SIC)	_______________________

Law Firms	Koley Jessen P.C., L.L.O.

Parties	First National Bank of Omaha, N.A.

Schedules	Schedule I – Subsidiaries Schedule II – Convertible Securities Schedule III – Indebtedness Schedule IV – Insurance Schedule V – Liens Schedule VI– Investments

Exhibits

Exhibit A – Notice of Borrowing

Exhibit B-1 – Amended and Restated Revolving Note

Exhibit B-2 – Amended and Restated Repurchase Term Loan Note

Exhibit B-3 – Amended and Restated Delayed Draw-Down Term Loan Note

Exhibit C – Officer’s Certificate

Exhibit D – Subsidiaries Guaranty

Exhibit E –Solvency Certificate

Exhibit F – Compliance Certificate